Exhibit 99.1

Company Contact:	Media Contact:	Investor Contact:

Craig Johnson	David Schull	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Russo Partners, LLC	Rx Communications
858-623-5665, x158	212-845-4271	917-322-2569
cjohnson@torreypinestherapeutics.com	david.schull@russopartnersllc.com	rchiger@RxIR.com

John Baldissera
BPC Financial Marketing
800-368-1217

TorreyPines Therapeutics Reports Third Quarter 2007 Results

LA JOLLA, CA, November 14, 2007 — TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced financial results for the third quarter ended September 30, 2007.  For the three-month period, the Company posted revenue of $2.5 million and a net loss of $6.8 million.  Cash and cash equivalents totaled $39.7 million at September 30, 2007.

“Last quarter we continued to advance our three priority product candidates and most notably, after the quarter ended, we announced positive results from our Phase IIb clinical trial evaluating our lead compound, tezampanel, in acute migraine,” said Neil Kurtz, M.D., President and Chief Executive Officer of TorreyPines.  “We now have two migraine studies in which tezampanel demonstrated statistically significant improvement on the primary end point of pain response at two hours post-dose compared to placebo.  These Phase IIb results further establish the efficacy and safety of tezampanel and we are pleased to be advancing tezampanel into later-stage clinical development.”

Highlights:

•                  In October 2007, announced that tezampanel met the primary endpoint at the 40 mg dose in a 306-patient, Phase IIb clinical trial for the treatment of a single, acute migraine attack. Two other doses, 70 mg and 100 mg, were evaluated and also demonstrated effects across a number of pain measurements although neither dose reached statistical significance on the primary endpoint. In this trial, tezampanel was well-tolerated and there were no serious or medically important adverse events reported.

•                  Initiated a Phase I multiple-dose clinical trial of tezampanel to evaluate the safety, tolerability and pharmacokinetics of tezampanel given once-daily for four consecutive days.  Data from this multiple dose trial are intended to support the continued development of tezampanel for the treatment of migraine, as well as allow TorreyPines to consider expanding the development of tezampanel into additional chronic pain conditions.

•                  Completed a Phase I multiple-dose clinical trial of NGX267 in development for cognitive impairment associated with schizophrenia (CIAS).  NGX267 was found to be safe and well-tolerated. The clinical trial also demonstrated that NGX267 increases salivary flow, which may be beneficial in treating xerostomia, or dry mouth.

•                  Extended the genetics discovery collaboration with Eisai Co., Ltd.  This agreement focuses on the discovery of Alzheimer’s disease targets using whole-genome family-based association screening.  Under terms of the agreement, TorreyPines received an upfront payment and continued research funding in support of the program for an additional year.

Financial Results

Revenue for the three month period ended September 30, 2007 was $2.5 million compared to revenue of $2.5 million for the same period in 2006.  Operating expenses for the quarter ended September 30, 2007 were $9.5 million, with $8.2 million attributable to research and development.  This compares to operating expenses of $5.2 million and research and development expenses of $4.5 million for the same period last year.  The Company reported a net loss for the quarter ended September 30, 2007 of $6.8 million compared to a net loss of $2.7 million for the same period last year.

Revenue for the nine month period ended September 30, 2007 was $7.4 million compared to revenue of $7.4 million for the same period in 2006.  Operating expenses for the nine month period were $24.6 million, with $20.4 million attributable to research and development.  This compares to operating expenses of $19.6 million and research and development expenses of $17.6 million for the same nine month period last year.  The Company reported a net loss for the nine months ended September 30, 2007 of $15.2 million compared to a net loss of $12.2 million for the same period last year.

TorreyPines merged with Axonyx Inc. on October 3, 2006.  The Company’s financial statements reflect the historical results of TorreyPines prior to the merger and that of the combined company following the merger, and do not include the historical results of Axonyx Inc. prior to the completion of the merger.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics, Inc. is a clinical stage biopharmaceutical company committed to the discovery, development and commercialization of novel small molecules to treat diseases and disorders of the central nervous system (CNS).  Led by an accomplished management team, TorreyPines is leveraging novel drug targets and technologies to potentially deliver new CNS therapies for chronic pain, including migraine and neuropathic pain; and cognitive disorders, including cognitive impairment associated with schizophrenia and Alzheimer’s disease.  Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the potential for tezampanel as a treatment for migraine, the potential timing, development and initiation of Phase III clinical trials of tezampanel, the potential for NGX267 to treat the symptoms of cognitive impairment associated with schizophrenia and the potential for NGX267 to treat dry mouth, or xerostomia. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether the results of the Phase IIb trial are predictive of results in subsequent trials of tezampanel, whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of its drug candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s drug development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that tezampanel will successfully treat migraine pain, that NGX267 will successfully treat the symptoms of cognitive impairment associated with schizophrenia, that NGX267 will successfully treat xerostomia or that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel or NGX267.  These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31,2006 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

(Tables Follow)

TorreyPines Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$39,723	$55,383
Prepaid expenses and other current assets	289	581
Total current assets	40,012	55,964

Long-term assets	7,025	7,471

Total assets	$47,037	$63,435

Liabilities and stockholders’ equity
Current liabilities	$8,745	$12,270
Debt and other long-term liabilities	1,871	4,413
Deferred revenue	2,083	2,183
Total liabilities	12,699	18,866

Total stockholders’ equity	34,338	44,569

Total liabilities and stockholders’ equity	$47,037	$63,435

TorreyPines Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenue	$2,463	$2,463	$7,388	$7,388

Operating expenses:
Research and development	8,161	4,470	20,390	17,640
General and administrative	1,351	680	4,209	1,986
Total operating expenses	9,512	5,150	24,599	19,626

Loss from operations	(7,049)	(2,687)	(17,211)	(12,238)

Other income (expense)
Interest income	504	259	1,699	732
Interest expense	(193)	(279)	(647)	(735)
Other income (expense), net	(36)	—	946	2
Total other income (expense)	275	(20)	1,998	(1)

Net loss	(6,774)	(2,707)	(15,213)	(12,239)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(1,237)	—	(3,534)

Net loss attributable to common stockholders	$(6,774)	$(3,944)	$(15,213)	$(15,773)

Basic and diluted net loss per share attributable to common stockholders*	$(0.43)	$(7.18)	$(0.97)	$(29.19)

Weighted average shares used in the computation of basic and diluted net loss per share attributable to common stockholders*	15,733,970	549,481	15,711,212	540,395

*Basic and diluted net loss per share attributable to common stockholders and weighted average shares outstanding were impacted by the conversion of preferred stock and issuance of common stock in connection with the Axonyx merger.